                                                                      EXHIBIT 99



                              NETWORK SIX REPORTS
                               YEAR END RESULTS



                                            Kenneth C. Kirsch, President and CEO
                                                                              or
                                           Dorothy M. Cipolla, CFO and Treasurer
                                                                  March 16, 1998


Network Six, Inc. of Warwick, RI announced today its year-end results for 1997. Revenues for the year were $11.5 million, up 56% from the previous year's level of $7.3 million. Net income of $406,950 in 1997 was an improvement of $2.17 million from 1996's loss of $1.76 million. Earnings per diluted share in 1997 were $.25 compared to a loss of $2.71 per diluted share in 1996.

Kenneth C. Kirsch, Network Six's President and CEO commented, "We are very pleased with our results for 1997. We substantially increased our revenues and returned the company to profitability. We paid off our bank line completely and replaced it with a new $1.5 million credit facility, which we have yet to tap.

Two projects accounted for the lion's share of our revenues for 1997: upgrading the InRHODES integrated information system for the State of Rhode Island, Department of Human Services, and implementing an automated child welfare system for the State of Maine. Both projects are proceeding very well. As a result of the enactment of federal welfare reform legislation, many changes are required to the Rhode Island system where our contract was increased considerably from its original level. The Maine project is on schedule and on budget and will be one of the premier child welfare systems nationally when completed.

We added several private sector customers, such as GTECH Corporation and MIM Corporation, to our business base and expect to grow these accounts as well as augment them with other new
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business opportunities. Our newly formed Network Services Division, moreover, met all of its internal targets for 1997.

Like many companies in the information technology industry, we are benefiting from a strong economy and a pent-up demand for automation. As long as this trend continues, we believe we are well-positioned to capitalize on it."

               * * * * * * * * * * * * * * * * * * * * * * * * *

Network Six is a systems integrator for state health and human service agencies, providing information technology that enables states to become more efficient and effective. Network Six's systems encompass Health Care, Welfare, Child Welfare, Child Support Enforcement, Child Care, JOBS, and Medicaid Eligibility programs. Network Six also provides network and information technology services to the public and private sector. Network Six's stock is traded on the NASDAQ National Market under the symbol NWSS. Its website is www.networksix.com.

The following is a recap of Network Six's operating results:
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                               NETWORK SIX, INC.

                           Statements of Operations
                 Years ended December 31, 1997, 1996 and 1995

                                                    1997             1996            1995
                                                   ------           ------          ------
Contract revenue earned                         $11,460,437      $ 7,344,380      $20,985,012
Cost of revenue earned                            8,620,097        7,359,649       19,299,944
                                                -----------      -----------      -----------
     Gross profit (loss)                          2,840,340          (15,269)       1,685,068

Selling, general & administrative expenses        2,071,294        2,240,073        4,369,260
Research & development expense                            -                -          185,235
Restructuring                                             -         (119,436)         537,221
                                                -----------      -----------      -----------
     Income from operations                         769,046       (2,135,906)      (3,406,648)

Other deductions (income)
     Interest expense                               266,030          435,925          396,286
     Interest earned                                (31,934)         (38,463)         (10,413)
                                                -----------      -----------      -----------
          Income before income taxes                534,950       (2,533,368)      (3,792,521)

Income taxes                                        128,000         (775,023)      (1,365,081)
                                                -----------      -----------      -----------

Net income                                      $   406,950      $(1,758,345)     $(2,427,440)
                                                ===========      ===========      ===========

Net income (loss)  per share:
Basic                                                 $0.25           $(2.71)          $(3.68)
                                                ===========      ===========      ===========
Diluted                                               $0.25           $(2.71)          $(3.68)
                                                ===========      ===========      ===========

Shares used in computing net income per share:
Basic                                               729,927          719,317          709,841
                                                ===========      ===========      ===========
Diluted                                             729,927          719,317          709,841
                                                ===========      ===========      ===========

Preferred dividends declared                    $   225,308      $   187,500      $   187,500
                                                ===========      ===========      ===========